                                                                    Exhibit 99.1

Contact: Medical Discoveries, Inc.                   FOR IMMEDIATE RELEASE
801-582-9583


              MEDICAL DISCOVERIES ESTABLISHES ALLIANCE WITH EUCODIS
                CO-DEVELOPMENT OF TOPICAL BREAST CANCER TREATMENT

SALT LAKE CITY, Utah and VIENNA, Austria- August 3, 2006 -- Medical Discoveries, Inc. (OTCBB: MLSC) and Eucodis, announced today a licensing Agreement for Medical Discoveries' formestane cream, a topical steroidal treatment for breast cancer.

The Agreement provides Eucodis, an Austrian biotechnology company with drug development expertise, exclusive European development rights in exchange for an upfront license fee and milestone payments totaling approximately US$2.5 million. Eucodis maintains responsibility for costs associated with formestane cream's Phase II trial which is set to commence in 2007. The data collected from these trials will meet the requirements for submission to the world's leading regulatory bodies, the Food and Drug Administration (FDA) and the European Medicines Agency (EMEA). At the conclusion of the Phase II trial, a steering committee comprised of representatives from both companies will determine the clinical and commercial roadmap for the Phase III trial and international commercial launch. In the event Medical Discoveries and Eucodis jointly conduct the Phase III trial, each company will share equal responsibility for the costs incurred. If Eucodis maintains commercial rights for the EU or if formestane cream is out licensed, Medical Discoveries will receive a royalty package.

"We are delighted to have Eucodis as a partner to facilitate clinical development," said Judy Robinett, MDI's President & Chief Executive Officer. "The Eucodis team's sense of urgency, drive and extensive European connections will be invaluable as we proceed together through the next phases of the drug's development."

Formestane is an aromatase inhibitor ("AI"), previously marketed as an intramuscular depot injection for adjuvant treatment of breast cancer. Formestane cream represents a novel treatment option based on the inhibition of local production of estrogen, which is a key signal of tumor growth and progression in more than 90% of breast cancer cases. Thus far, clinical evaluation has demonstrated significant reduction of tumor size and low toxicity relative to current AI treatments. There have been no overt side effects observed although further study is necessary to assure an acceptable toxicity profile. In previous studies the local topical application to the breast showed significant dose- dependent uptake. In addition, these studies have indicated stronger down-regulation of estrogen production in the local breast tissue with a significant shrinkage of tumor size, which is believed to be essential in effecting tumor reduction.

"It means a great challenge and responsibility to us to play a meaningful role in bringing an exciting, novel therapy to market that treats a debilitating disease such as breast cancer," said Dr. Wolfgang Schoenfeld, Eucodis' Chief Executive Officer. "This license represents a major step in the development of our company. In addition to our internal projects in biopharmaceuticals, this project strongly enhances our pipeline and paves the way for Eucodis' strategic goal to develop and bring innovative products to the market."

ABOUT EUCODIS

Founded in 2004, Eucodis Forschungs -- und Entwicklungs GmbH (Vienna, Austria) is a biotechnology company generating novel products in the life science area by applying two powerful technologies mimicking natural processes of evolution: in vivo recombination and somatic hypermutation. Eucodis' activities focus on projects and products in fields of industrial enzymes and strain optimization as well as generation of novel biopharmaceuticals and human antibodies.

ABOUT MEDICAL DISCOVERIES, INC.

Medical Discoveries, Inc. (OTC BB: MLSC) is a developmental-stage bio-pharmaceutical company focused on therapies for major diseases. The Company is leveraging MDI-P, its novel technology that inhibits pathogen production to generate treatments for Cystic Fibrosis and HIV. In addition the company is actively pursing in licensing opportunities for early stage programs.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in MDI's Form 10-

KSB for the year ended December 31, 2005, and in MDI's periodic reports filed with the Securities and Exchange Commission. MDI is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

This press release contains forward-looking statements regarding the potential commercialization of MDI's formestane cream and MDI's business relationship with Eucodis. Such statements are predictions and involve risks and uncertainties such that the actual results may differ materially. Among other things, the potential of the formestane cream could be affected by unexpected safety, efficacy or manufacturing issues, discussions with the FDA or EMEA, FDA or EMEA actions, failure to receive FDA or EMEA approval, and competition. No conclusions can or should be drawn regarding the safety or effectiveness of any product candidate. Only the FDA can determine whether a product candidate is safe and effective for the use(s) being investigated. In addition, the Eucodis relationship may not create the benefits MDI anticipates. Any successful commercialization of formestane cream is also subject to MDI's resolution of pending patent ownership issues with one of formestane cream's co-inventors.


CONTACT:
MEDICAL DISCOVERIES, INC.
Judy Robinett
Chief Executive Officer
+1.801.582.9583

EUCODIS
Wolfgang Schoenfeld, MD
Chief Executive Officer
+43 1 86634 9240

                                       ###